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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

FOR:                                                                   CONTACT:
John A. Ingleman                                                   Todd Bradley
Chief Financial Officer                                      Investor Relations
320-587-3797                                                       320-587-1605
                                                                             or
                                                                  Chris Malacek
                                                                      Shandwick
                                                                   612-841-6181

HUTCHINSON TECHNOLOGY ANNOUNCES COMPLETION OF CONVERTIBLE NOTE OFFERING


HUTCHINSON, Minn., March 18, 1998 - Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today announced the completion of its previously announced offering of $140 million of 6% Convertible Subordinated Notes due 2005 through a private placement under Rule 144A to qualified institutional buyers and institutional accredited investors. An additional $10 million in Notes also were sold in connection with the exercise of an over-allotment option.

     The company intends to use the proceeds of this offering to fund its immediate short-term operating and capital expenditure requirements primarily related to the roll-out of the company's TSA suspension technology.

     The notes and the common stock into which the notes are convertible have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state or foreign securities laws, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements.

     Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives.

     This announcement contains forward-looking statements that involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of fluctuating order rates and product mix, slower or faster customer acceptance of its new products, difficulties in financing and expanding capacity, changes in manufacturing efficiencies and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended September 28, 1997.

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